Exhibit 99.1

REALOGY REPORTS RESULTS FOR THIRD QUARTER 2008

PARSIPPANY, N.J., Nov. 5, 2008 — Realogy Corporation, a global provider of real estate and relocation services, today reported results for the third quarter of 2008. Specifically, the Company had third quarter 2008 net revenue of $1.3 billion, earnings before interest, income taxes, depreciation and amortization (EBITDA) of $129 million, and a net loss of $50 million.

Realogy’s EBITDA for the period was negatively affected by $45 million of non-cash equity losses and impairment charges from its 49.9% investment in PHH Home Loans LLC, its loan origination joint venture with PHH Corporation, as well as $15 million of restructuring charges. The net loss is after $152 million of interest expense and $54 million of depreciation and amortization expense.

“The current economic conditions of this country are weighing heavily on consumer confidence and thus on the housing industry,” said Richard A. Smith, Realogy’s president and CEO. “We are not immune from the macroeconomic shocks to the credit and financial markets. In spite of these extraordinarily difficult circumstances, we have remained focused on reducing our operating costs and investing in the growth of our business. In the past two years alone, our management team has improved Realogy’s profitability profile by more than $350 million through brokerage office consolidations, business optimization activities and other cost-saving measures.”

In the third quarter, Realogy’s real estate business drivers experienced declines that were directionally in line with the National Association of Realtors and Fannie Mae. During this period, Realogy’s year-over-year home sale transaction sides declined by 15 percent at the Realogy Franchise Group (RFG) and were down by 10 percent at NRT, the Company’s owned brokerage unit.

Likewise for the third quarter, RFG’s average home sales price decreased 7 percent and NRT’s average home sale price declined 12 percent compared to the same period in 2007. These price declines were driven by various factors, including high inventory levels, the increased prominence of short sale and foreclosure activity and, particularly as it relates to NRT, a relative shift in the mix of business from higher price ranges to lower- and middle-range homes.

Realogy Reports Results for Third Quarter 2008

Strategic and Operational Accomplishments

Realogy highlighted the following accomplishments from the third quarter of 2008:

•

Net domestic franchise sales for Realogy’s leading brands — Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA® and Sotheby’s International Realty® — totaled $100 million in gross commission income (GCI) during the third quarter. For the nine months ended September 30, 2008, Realogy’s franchise sales reached $367 million in GCI, a 12 percent increase from the first three quarters of 2007.

•	Year-to-date since July, the newly launched Better Homes and Gardens® Real Estate franchise network has signed 40 franchised offices in six states.

•

Three of our brands were recognized by Franchise Times as being among the Top 100 U.S.-based franchise companies across all industries when ranked by worldwide sales as well as domestic and international office locations. This is the ninth consecutive year in which CENTURY 21®, Coldwell Banker® and ERA® earned this distinction.

•	NRT maintained a 92 percent retention rate for its top two quartiles of sales associates.

•

NRT’s REO division, one of the largest independent Real Estate Owned asset management companies in the United States, saw its closed sales of foreclosed properties increase to 10,500 units in the third quarter of 2008 as compared to 5,600 in the same quarter in 2007. Although the price points of REO sales are much lower than the average NRT sales price, this is an important counter-cyclical business that capitalizes on the near-term growth of foreclosure sales.

•

Cartus, our relocation services firm, added 50 new clients and expanded services with several others in the third quarter. Among the new signings and expansions were The Coca-Cola Company, Houghton Mifflin and Textron. Year-to-date through September 30, 2008, Cartus has signed 135 new clients and expanded services it provides to an additional 55 existing clients.

•

TRG continues to roll out its Web-based transaction management software platform called HomeBase. This innovative system was piloted by approximately 210 NRT residential real estate brokerage offices and will be expanded to an additional 240 by year end.

Covenant Compliance

As of September 30, 2008, the Company’s senior secured leverage ratio was 4.8 to 1. This is 0.6x below the maximum 5.35 to 1 ratio required for Realogy to be in compliance under its Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $3.2 billion at September 30, 2008 and dividing it by the Company’s Adjusted EBITDA of $661 million for the 12 months ended September 30, 2008. (Please see Table 5 for a reconciliation of net loss to EBITDA, Table 6 for a reconciliation of net loss to Adjusted EBITDA and Table 7 for the definition of non-GAAP financial measures.)

Realogy Reports Results for Third Quarter 2008

Investor Webcast

Realogy will hold a Webcast to review its third quarter 2008 results at 11:00 a.m. (ET) on Friday, November 7. The call will be hosted by Richard A. Smith, president and CEO, and Tony Hull, executive vice president, CFO and treasurer. Questions to be answered on the call should be submitted in advance to Investor.Relations@Realogy.com by 5:00 p.m. (ET) on Thursday, November 6. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from November 7 through November 21.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 16,000 offices and 300,000 sales associates doing business in 96 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has approximately 13,000 employees worldwide. Realogy is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial debt leverage; continuing adverse developments in the residential real estate markets; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, the recent substantial decline in the stock markets, changes in short-term or long-term interest rates or mortgage-lending practices, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of a recession or a prolonged period of slow economic growth in the U.S. economy; our ability to comply with the affirmative and negative covenants contained in our debt agreements; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to

Realogy Reports Results for Third Quarter 2008

maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Form 10-Q for the quarter ended September 30, 2008 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

The 2007 results for the nine months ended September 30, 2007, which are set forth in the tables that accompany this press release and in our third quarter 2008 Form 10-Q have been reported on a pro forma combined basis. They have been prepared to give effect to the Company’s April 10, 2007 acquisition by Apollo Management, L.P. and the related financing transactions as if they had occurred on January 1, 2007 and combine the Company’s financial results for the predecessor period from the beginning of the period — January 1, 2007 through April 9, 2007, and the successor period, from April 10, 2007 through September 30, 2007.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Relations Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

# # #

(Tables to Follow)

Realogy Reports Results for Third Quarter 2008

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

(Unaudited)

	Successor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Revenues
Gross commission income	$1,007	$1,238
Service revenue	202	225
Franchise fees	88	115
Other	44	46

Net revenues	1,341	1,624

Expenses
Commission and other agent-related costs	656	821
Operating	398	460
Marketing	50	65
General and administrative	59	62
Former parent legacy costs (benefit), net	—	2
Separation costs	—	1
Restructuring costs	15	3
Merger costs	—	6
Impairment of investment in unconsolidated entity	14	—
Depreciation and amortization	54	119
Other (income)/expense, net	(11)	—
Interest expense	153	173
Interest income	(1)	(4)

Total expenses	1,387	1,708

Loss before income taxes, minority interest and equity in earnings	(46)	(84)
Income tax benefit	(27)	(28)
Minority interest, net of tax	1	1
Equity in (earnings) losses of unconsolidated entities	30	(2)

Net loss	$(50)	$(55)

Realogy Reports Results for Third Quarter 2008

Table 2

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

(Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30, 2008	Period from April 10 Through September 30, 2007	Period from January 1 Through April 9, 2007
Revenues
Gross commission income	$2,795	$2,533	$1,104
Service revenue	594	426	216
Franchise fees	252	230	106
Other	139	89	66

Net revenues	3,780	3,278	1,492

Expenses
Commission and other agent-related costs	1,827	1,684	726
Operating	1,249	869	489
Marketing	165	125	84
General and administrative	177	128	123
Former parent legacy costs (benefit), net	(1)	2	(19)
Separation costs	—	2	2
Restructuring costs	38	6	1
Merger costs	2	22	80
Impairment of investment in unconsolidated entity	14	—	—
Depreciation and amortization	165	448	37
Other (income)/expense, net	(11)	—	—
Interest expense	470	326	43
Interest income	(2)	(6)	(6)

Total expenses	4,093	3,606	1,560

Loss before income taxes, minority interest and equity in earnings	(313)	(328)	(68)
Income tax benefit	(129)	(120)	(23)
Minority interest, net of tax	1	1	—
Equity in (earnings) losses of unconsolidated entities	25	(5)	(1)

Net loss	$(210)	$(204)	$(44)

Realogy Reports Results for Third Quarter 2008

Table 3

Realogy Corporation and the Predecessor

Unaudited Pro Forma Combined Statement of Operations

(In millions)	For the Nine Months Ended September 30, 2007					Successor
	Predecessor	Successor
	Period from January 1 Through April 9, 2007	Period from April 10 Through Sept. 30, 2007	Transactions		Pro Forma Combined	Period from January 1 Through Sept. 30, 2008
Revenues
Gross commission income	$1,104	$2,533	$—		$3,637	$2,795
Service revenue	216	426	12	(a)	654	594
Franchise fee	106	230	—		336	252
Other	66	89	(2	)(b)	153	139

Net revenues	1,492	3,278	10		4,780	3,780

Expenses
Commission and other agent related costs	726	1,684	—		2,410	1,827
Operating	489	869	(1	)(a)	1,357	1,249
Marketing	84	125	—		209	165
General and administrative	123	128	(47	)(a,c)	204	177
Former parent legacy costs (benefit), net	(19)	2	9	(a)	(8)	(1)
Separation costs	2	2	—		4	—
Restructuring costs	1	6	—		7	38
Merger costs	80	22	(102	)(d)	—	2
Impairment of investment in unconsolidated entity	—	—	—		—	14
Depreciation and amortization	37	448	(325	)(e)	160	165
Other (income)/expense, net	—	—	—		—	(11)
Interest expense	43	326	112	(f)	481	470
Interest income	(6)	(6)	—		(12)	(2)

Total expenses	1,560	3,606	(354)		4,812	4,093

Income (loss) before income taxes, minority interest, and equity in earnings	(68)	(328)	364		(32)	(313)
Income tax expense (benefit)	(23)	(120)	138	(g)	(5)	(129)
Minority interest, net of tax	—	1	—		1	1
Equity in (earnings) losses of unconsolidated entities	(1)	(5)	—		(6)	25

Net Income (loss)	$(44)	$(204)	$226		$(22)	$(210)

Notes to Unaudited Pro Forma Combined Statement of Operations

(a)	Reflects the elimination of fair value adjustments for purchase accounting including the negative impact of $12 million of revenue primarily related to deferred revenue and referral fee revenue, $5 million of operating and general and administrative expenses primarily related to insurance accruals and fair value adjustments on at risk homes and $9 million of income related to a fair value adjustment for a legacy asset matter.
(b)	Reflects the incremental borrowing costs for the period from January 1, 2007 to April 9, 2007 of $2 million as a result of the securitization facilities refinancings. The borrowings under the securitization facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.
(c)	Reflects (i) incremental expenses for the period from January 1, 2007 to April 9, 2007 in the amount of $3 million representing the estimated annual management fee to be paid by Realogy to Apollo, and (ii) the elimination of $45 million of separation benefits payable to our former CEO upon retirement, the amount of which was determined as a result of a change in control provision in his employment agreement with the Company.

Realogy Reports Results for Third Quarter 2008

(d)	Reflects the elimination of $102 million of merger costs which are comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus payments incurred in connection with the Transactions and $15 million of professional costs incurred by the Company associated with the Merger.
(e)	Reflects an increase in amortization expenses for the period from January 1, 2007 to April 9, 2007 resulting from the values allocated to our identifiable intangible assets, less the amortization of pendings and listings. Amortization is computed using the straight-line method over the asset’s related useful life.

(In millions)	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,019	30 years	$51
Customer relationships	467	10-20 years	19

Estimated nine month amortization expense			70
Less:
Amortization expense recorded for the items above			(56)
Amortization expense for non-recurring pendings and listings			(339)

Pro forma adjustment			$(325)

(f)	Reflects incremental interest expense in the amount of $112 million assuming that the indebtedness incurred in connection with the Merger occurred on January 1, 2007. The $112 million includes $6 million of incremental deferred financing costs amortization and $2 million of incremental bond discount amortization relating to the senior notes, senior toggle notes and senior subordinated notes.

For pro forma purposes we have assumed a weighted average interest rate of 8.23% for the variable interest rate debt under the term loan facility and the revolving credit facility, based on the 3-month LIBOR rate as of September 30, 2007. This variable interest rate debt is reduced to reflect the $775 million of floating to fixed interest rate swap agreements. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(g)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 38%. We expect our tax payments in future years, however, could vary from this amount.

Realogy Reports Results for Third Quarter 2008

Table 4

Key Business Drivers

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Real Estate Franchise Services (a)
Closed homesale sides	281,158	331,824	(15)%	772,803	966,390	(20)%
Average homesale price	$216,164	$232,759	(7)%	$217,555	$232,340	(6)%
Average homesale broker commission rate	2.52%	2.49%	3 bps	2.51%	2.49%	2 bps
Net effective royalty rate	5.06%	5.06%	—	5.07%	5.03%	4 bps
Royalty per side	$285	$303	(6)%	$288	$300	(4)%

Company Owned Real Estate Brokerage Services
Closed homesale sides	80,296	88,759	(10)%	214,167	261,204	(18)%
Average homesale price	$474,172	$540,379	(12)%	$495,979	$538,538	(8)%
Average homesale broker commission rate	2.48%	2.46%	2 bps	2.48%	2.47%	1 bps
Gross commission income per side	$12,468	$13,894	(10)%	$13,002	$13,870	(6)%

Relocation Services
Initiations	35,536	32,420	10%	111,005	106,378	4%
Referrals	21,767	20,929	4%	56,642	63,636	(11)%

Title and Settlement Services
Purchase title and closing units	30,718	38,782	(21)%	87,666	111,173	(21)%
Refinance title and closing units	7,622	8,396	(9)%	29,396	28,555	3%
Average price per closing unit	$1,552	$1,466	6%	$1,507	$1,476	2%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Third Quarter 2008

Table 5

Selected Quarterly Financial Data

(In millions)

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008
Revenue (a)
Real Estate Franchise Services	$152	$185	$172
Company Owned Real Estate Brokerage Services	767	1,060	1,026
Relocation Services	108	124	129
Title and Settlement Services	81	94	84
Corporate and Other (d)	(57)	(75)	(70)

	$1,051	$1,388	$1,341

EBITDA (b) (c)
Real Estate Franchise Services	$80	$109	$98
Company Owned Real Estate Brokerage Services (e)	(60)	26	(9)
Relocation Services	—	23	39
Title and Settlement Services	(2)	5	9
Corporate and Other (d)	(14)	(2)	(8)

Total	$4	$161	$129

Depreciation and Amortization	56	55	54
Interest, Net	164	152	152
Income Tax Benefit	(84)	(19)	(27)

Net Loss	$(132)	$(27)	$(50)

(a)	Equity in (earnings) losses of unconsolidated entities was previously presented within Other revenues in the consolidated statement of operations. In connection with the recognition of its share of PHH Home Loans’ impairment charge during the third quarter of 2008, the Company has changed the presentation of these amounts to reflect them on a separate line below income taxes in the Condensed Consolidated statement of Operations for all periods presented.
(b)	EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations) and income taxes, each of which is presented on our Condensed Consolidated Statements of Operations.
(c)	EBITDA includes Former Parent Legacy Costs (Benefits), Separation Costs (Benefits), Restructuring Costs, Merger Costs and Impairment Charges as follows ($ In Millions):

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008
Real Estate Franchise Services	$—	$—	$1
Company Owned Real Estate Brokerage Services	9	13	56
Relocation Services	—	—	2
Title and Settlement Services	—	1	1
Corporate and Other	7	(7)	—

(d)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $70 million, $75 million and $57 million during the three months ended September 30, 2008, June 30, 2008, and March 31, 2008, respectively.
(e)	For the three months ended September 30, 2008, Realogy’s joint venture partner PHH Home Loans, of which Realogy owns 49.9%, recorded an impairment charge for which Realogy recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million. As a result of the impairment analysis completed by PHH Home Loans, Realogy performed an impairment analysis of its investment in the entity and recognized an incremental impairment loss of $14 million.

Realogy Reports Results for Third Quarter 2008

Table 6

A reconciliation of net loss to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2008 is set forth in the following table:

	For the Period from April 10, 2007 through December 31, 2007	Less	Equals	Plus	Equals
		For the Period from April 10, 2007 through September 30, 2007	Three Months Ended December 31, 2007	Nine Months Ended September 30, 2008	Twelve Months Ended September 30, 2008
Net loss (a)	$(797)	$(204)	$(593)	$(210)	$(803)
Income tax benefit	(439)	(120)	(319)	(129)	(448)

Loss before income taxes	(1,236)	(324)	(912)	(339)	(1,251)
Interest expense (income), net	486	320	166	468	634
Depreciation and amortization	502	448	54	165	219

EBITDA	(248)	444	(692)	294	(398)

Covenant calculation adjustments:
Merger costs, restructuring costs, separation costs, and former parent legacy costs (benefit), net (b)	102
2007 impairment of intangible assets and goodwill (c)	667
Non-cash charges related to investment in PHH Home Loans, including impairment	45
Pro forma cost savings for 2007 restructuring initiatives (d)	7
Pro forma cost savings for 2008 restructuring initiatives (e)	43
Pro forma effect of business optimization initiatives (f)	73
Non-cash charges (g)	67
Non-recurring fair value adjustments for purchase accounting (h)	6
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (i)	15
Apollo management fees (j)	14
Proceeds from WEX contingent asset (k)	11
Incremental securitization interest costs (l)	5
Better Homes and Gardens Real Estate start up costs	4

Adjusted EBITDA	$661

Total senior secured net debt (m)	$3,198
Senior secured leverage ratio	4.8x

(a)	Net loss consists of a loss of: (i) $593 million for the fourth quarter of 2007; (ii) $133 million for the first quarter of 2008; (iii) $27 million for the second quarter of 2008 and (iv) $50 million for the third quarter of 2008.
(b)	Consists of $4 million of merger costs, $67 million of restructuring costs, $5 million of separation benefits paid to our former CEO upon retirement, $2 million of separation costs and $24 million of former parent legacy costs.
(c)	Represents the non-cash adjustment for the 2007 impairment of goodwill and unamortized intangible assets.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2007. From this restructuring, we expect to reduce our operating costs by approximately $58 million on a twelve month run-rate basis and estimate that $51 million of such savings were realized from the time they were put in place (primarily in the fourth quarter of 2007) through September 30, 2008. The adjustment shown represents the impact the savings would have had on the period from October 1, 2007 through the time they were put in place, had those actions been effected on October 1, 2007.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first nine months of 2008. From this restructuring, we expect to reduce our operating costs by approximately $55 million on a

Realogy Reports Results for Third Quarter 2008

twelve month run-rate basis and estimate that $12 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2007 through the time they were put in place, had those actions been effected on October 1, 2007.

(f)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including: (i) $26 million related to the exit of the government at-risk homesale business; (ii) $10 million related to the elimination of the 401(k) employer match; (iii) $12 million related to the renegotiation of NRT contracts; and $25 million related to other initiatives.
(g)	Represents the elimination of non-cash expenses including $24 million for the change in the allowance for doubtful accounts and $30 million related to the reserve for development advance notes and promissory notes from October 1, 2007 through September 30, 2008, $7 million of stock based compensation expense, $7 million related to net losses on foreign currency transactions and foreign currency forward contracts offset by $1 million of net gains on the sale of fixed assets.
(h)	Reflects the adjustment for the negative impact of $6 million of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and at-risk homes for the twelve months ended September 30, 2008.
(i)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on October 1, 2007. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2007.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended September 30, 2008.
(k)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us.
(l)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2008.
(m)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,410 million plus $14 million of capital lease obligations less $226 million of readily available cash as of September 30, 2008.

Realogy Reports Results for Third Quarter 2008

Table 7

Definitions

EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA is calculated by adjusting EBITDA by the items described above. We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. EBITDA and Adjusted EBITDA are measures used by our management, including our chief operating decision maker, to perform such evaluation, and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. Adjusted EBITDA as presented in the table above corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the notes to test the permissibility of certain types of transactions, including debt incurrence.

EBITDA has limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently so they may not be comparable.

Like EBITDA, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA, Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.

EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.